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                                                                    EXHIBIT 99.1
                          [HealthCentral Letterhead]

For Immediate Release
---------------------


                   HealthCentral.com to Acquire Vitamins.com

 -Company Moves to Forefront of Online Health e-Commerce and Content Category-


Emeryville, Calif. - March 16, 2000 -- HealthCentral.com (Nasdaq: HCEN), a leading online provider of healthcare e-commerce and content, today announced that it has signed a definitive agreement to acquire Vitamins.com, a leading e-commerce provider of vitamins, minerals and supplements.

Vitamins.com had $30.5 million in 1999 proforma net revenues, and, upon completion of the transaction with HealthCentral.com, will add 200,000 new Internet customers to the HealthCentral.com e-commerce platform. Vitamins.com also has a mail order business with an additional 175,000 active customers that purchased products in 1999. The Vitamins.com annual mail order catalog circulation totals more than 7 million. Vitamins.com has 4 retail demonstration stores and 6 other retail stores in the greater Washington, D.C. metropolitan area. Demonstration stores serve to showcase Vitamins.com's products, and offer Internet services and consultants to assist in web site registration and product purchasing. Utilizing a clicks and bricks strategy, the combined companies intend to better service customers, increase brand awareness, expand customer reach to include customers that are not yet online, and lower customer acquisition costs relative to pure play Internet sites.

Under the terms of the proposed transaction, HealthCentral.com will issue approximately $103.5 million in common stock to acquire Vitamins.com. The actual number of shares to be issued will be based upon the average closing price of HealthCentral.com's common stock for the 10 trading days prior to one day before the closing date. Based on HealthCentral.com's recent trading price of $7 per share, approximately 14.8 million shares would be issued if this price per share remained constant, resulting in 36% of the fully diluted shares of the combined companies. The proposed transaction is subject to the approval of shareholders of HealthCentral.com and it is expected that the transaction will close prior to the end of the second quarter of 2000. The transaction is expected to be accounted for as a pooling of interests.

Commenting on the deal, president and CEO Albert Greene stated, "American consumers are projected to spend $16.6 billion in 2003 for vitamins, minerals and supplements due to the rising popularity of alternative medicines and therapies, and we are now poised to take advantage of this market opportunity. Combining our product portfolios will provide consumers with an enhanced and personalized shopping experience and adds an additional "bricks-and-mortar" legitimacy to our e-pharmacy business. We believe this represents one of the many steps we are taking to become the most comprehensive consumer-centric super health portal."

Vitamins.com's product lines will be integrated into HealthCentral.com's online drugstore, HealthCentralRx.com, increasing current offerings from 23,000 to 31,000 SKUs, 5,000 of which will represent prescription drugs and 26,000 of which will include health, beauty, wellness, personal care, vitamins, minerals, supplements and other products.

"We anticipate that the integration of Vitamins.com will add significant momentum to our growth strategy and result in new revenue generation, new customer development and retention and more favorable
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customer acquisition costs," stated Fred Toney, executive vice president and chief financial officer of HealthCentral.com. "This improves our financial outlook by accelerating our path to profitability."

Robert Haft, president and CEO of Vitamins.com, will continue to serve as president of the new wholly owned subsidiary. Mr. Haft has extensive experience in the retailing sector having been Chairman of Phar-Mor, guiding the turnaround of the company, and founder of Crown Books and other retail chains. In his career, he has opened more than 600 new retail stores and brings to HealthCentral.com a team of e-commerce retailing experts. Mr. Haft will be responsible for directing HealthCentral.com's e-commerce initiative by leveraging his expertise and vast retail experience to build a strong franchise.

"We, at Vitamins.com, are pleased to become part of the HealthCentral.com
family," stated Mr. Haft.   "Due to the synergies in our marketing philosophies,
we believe that together we can enhance the personalized shopping experience already being offered by HealthCentralRx.com. Combined, we can leverage our customer base to bring a significant number of on-line and off-line customers to the HealthCentral.com network."

Upon completion of the acquisition, Robert Haft, President of Vitamins.com, and
C. Sage Givens, Managing General Partner of Acacia Venture Partners, an investor in Vitamins.com, will be appointed to HealthCentral.com's board of directors.

For additional information, you are invited to listen to the conference call and i/cast, which will be broadcast over the Internet at http://www.noonanrusso.com/www/wwwHC/hcen.ihtml. To listen to the live call, please go to the Web site at least 15 minutes early to register and ensure all the necessary components are installed. Alternatively, you can dial (800) 553-0351 to participate on the conference call. The i/cast replay will be available until April 16, 2000.


HealthCentral.com and Vitamins.com executives are also available for comment. To coordinate an interview, contact:

Megan Guffey
Noonan/Russo Communications
m.guffey@noonanrusso.com
212-696-4455 ext. 342

About HealthCentral.com
------------------------

HealthCentral.com provides online healthcare content and e-commerce to consumers through the HealthCentral.com network. This network of information services provides consumers with highly personalized interactive tools, including custom newsletters, personalized health information pages and personalized risk assessments. HealthCentral.com's online drug store, HealthCentralRx.com, carries over 23,000 SKUs of health-related products and has access to 85 PBM contracts. HealthCentral.com also acts as an application service provider by designing, hosting and maintaining private label Web sites for hospitals and health plans.

About Vitamins.com
------------------

Vitamins.com, a Web-based marketer founded in 1997, offers vitamins, minerals, supplements and other products. The company operates the Vitamins.com Web site, has 10 retail stores (including four demonstration stores) and a direct mail retail catalog operation with its own order fulfillment center.
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Forward Looking Statements

Except for historical information, the statements in this news release are forward-looking statements, involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the Company's limited operating history and need to generate revenues, a failure to integrate the Vitamins.com acquisition and other acquisitions or manage growth, the substantial competition in the eHealth market, the Company's substantial payment obligations, risks inherent in operating an online pharmacy, possible liability related to content on or accessed through the Company's Web sites, the need to build a brand name quickly, the effect of substantial and changing government regulation, possible systems interruptions, and a failure to attract and retain key employees and risks related to intellectual property. Further information regarding these and other risks is included in HealthCentral.com's S-1 registration statement, filed with the SEC.

                                     # # #

For More Information, Contact:

Media:                                  Financial:
Fiona Hughes                            Fred Toney
Bairey & Bedford Public Relations       EVP and Chief Financial Officer
(925) 672-9547                          HealthCentral.com
Fax: (925) 672-9388                     (510) 250-2603
Fiona@b2pr.com                          ftoney@healthcentral.com

Megan Guffey                            Belinda Brouder-Hayes
Noonan/Russo Communications             Noonan/Russo Communications
212-696-4455 ext. 342                   (212) 696-4455 ext. 224
m.guffey@noonanrusso.com                b.brouder-hayes@noonanrusso.com